Exhibit 10.3

Name:
Total No. of Units:

ARTIVION, INC.
EQUITY AND CASH INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Artivion, Inc. Equity and Cash Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Award Agreement, including the Notice of Restricted Stock Unit Grant (the “Notice of Grant”) and the Terms and Conditions of Restricted Stock Unit Award, attached hereto as Exhibit A, together the (“Award Agreement”).

NOTICE OF RESTRICTED STOCK UNIT AWARD GRANT

The undersigned Participant has been granted a Restricted Stock Unit Award, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Date:

Total Number of Restricted Stock Units:

Vesting Schedule:

Restricted Stock Units	Vest Date

By Participant’s electronic acceptance and the electronic signature of the Artivion, Inc (the “Company”) representative below, Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including exhibits hereto, all of which are made a part of this document. Should the Plan and this Award Agreement conflict, the Plan governs. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

After reviewing the documents noted above, please accept this Restricted Stock Unit Award online where indicated on ETrade.com and retain a copy for your files. Please note that your electronic acceptance of this Restricted Stock Unit Award is required. The Restricted Stock Unit Award will be cancelled if not accepted within 30 days of the Grant Date noted above.

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GRANTED BY:

ARTIVION, INC.

President and CEO

GRANTED TO:

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Exhibit A

TERMS AND CONDITIONS OF restricted stock UNIT AWARD

1.Effect of Termination of Service.  Participant must be an employee of the Company or another eligible employer approved by the Company’s Compensation Committee (the “Committee”) of its Board of Directors (each, an “Eligible Employer”) on the applicable vesting date to be entitled to the vesting of the Award on such date. If Participant ceases to be an employee of an Eligible Employer for any reason (excluding retirement but including, without limitation, by reason of death or disability), then the portion of the Award that has not vested as of the date of termination of service shall automatically be forfeited and cancelled as of the date of such termination of service, unless the Committee waives this employment requirement or accelerates the vesting as permitted by the Plan. Effective for grants made on or after January 1, 2022, upon a Participant’s Retirement, as determined by the Committee, this Award will continue to vest and settle in accordance with the provisions of the Notice of Grant subject to an agreement between the Participant and the Company for continuation of the Participant’s non-compete agreement for the remaining vesting period of the Award (the “Non-Compete Agreement”). In consideration of continued retirement vesting, the Participant (or other holder of such Award) must, if requested by the Company, execute a release, in the form provided by the Company, releasing the Board, the Company, its Subsidiaries, and their respective equityholders, officers, directors, managers, employees, representatives, and agents from any and all claims and causes of action of any kind or character the Participant (or holder) may have, but excluding all vested benefits the Participant may have under any employee benefit plan that is subject to ERISA. Such release must be executed no later than 21 or 45 days (whichever is provided in the form of release) following the date the release is provided to the Participant (or other holder) and must have become irrevocable to entitle the Participant (or other holder) to any payment. Whether or not a release is timely executed or becomes irrevocable, this Award will automatically be forfeited, terminate and be null and void in the event the Participant violates the Non-Compete Agreement, as determined by the Committee in its discretion. For purposes of this Award Agreement and unless otherwise determined by the Committee, “Retirement” means a termination of employment on or after the date the Participant (a) has attained age 60, (b) performed ten years of service for the Company, and (c) has provided at least six months’ notice of retirement.

2.The Company’s Obligation to Pay.  To the extent vested, each Restricted Stock Unit represents the right to receive one (1) share of Company common stock, subject to the terms and conditions set forth in the Notice of Grant. Unless and until the Award vests, Participant will have no right to payment of Shares with respect to any such Restricted Stock Units. Prior to settlement of the Award, such Restricted Stock Units will represent an unfunded, unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.Time of Payment. Except as otherwise provided in the Plan, any Restricted Stock Units that vest in accordance with this Award Agreement shall be paid to Participant (or in the event of Participant’s death, to Participant’s estate), in Shares within thirty (30) days after the date on which such Restricted Stock Units vest or as soon as administratively practicable thereafter, but in no event later than the date that is two and one-half months following the later of (i) the end of the Company’s taxable year; or (ii) the end of Participant’s taxable year that includes the vesting date. Notwithstanding anything in the Plan or this Award Agreement to the contrary, payment to

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Participant of Shares upon the vesting shall be delayed to the extent required by Section 409A of the Internal Revenue of 1986, as amended (the “Code”)

4.Rights with Respect to Award Prior to Vesting.  Participant may not transfer or otherwise assign the Award or the Shares subject to the Award prior to vesting. As this Award vests, Participant may receive certificates representing the vested portion or the Shares to be issued or the Shares may be issued in uncertificated form. Prior to issuance of Shares, Participant is not entitled to any rights as a shareholder with respect to the Shares underlying this Award. As a result, subject to the provisions of the Plan, Participant will have no rights to vote such Shares prior to the issuance of the Shares subsequent to vesting.

5.Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding Shares on or after the Grant Date and, on the record date for such dividend, Participant holds RSUs granted pursuant to this Agreement that have not been settled, the Company shall pay to Participant an amount in cash equal to the cash dividends Participant would have received if Participant were the holder of record as of such record date, of the number of Shares related to the portion of Participant’s RSUs that have not been settled as of such record date, such payment (“Dividend Equivalents”) to be made on or promptly following the date that the Company pays such dividend (however, in no event shall the Dividend Equivalents be paid later than 30 days following the date on which the Company pays such dividend to its shareholders generally).

6.Withholding.  Notwithstanding any contrary provision of this Award Agreement, no Shares will be issued to Participant unless and until satisfactory arrangements (as determined by the Committee) have been made by Participant with respect to the payment of federal, state, local or foreign income, employment and other taxes which the Committee determines must be withheld (“Tax Related Items”) with respect to the Shares so issuable. The Committee hereby allows Participant, pursuant to such procedures as the Committee may specify from time to time, to satisfy such Tax Related Items, in whole or in part (without limitation) by one or more of the following: (a) paying cash; or (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value, as defined in the Plan, equal to the amount of the Tax Related Items required to be withheld. If the obligation for Tax Related Items is satisfied by withholding a number of Shares as described above, Participant will be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax Related Items due as a result of any aspect of the Award. If Participant fails to make satisfactory arrangements for the payment of the Tax Related Items at the time any portion of the Award is scheduled to vest, Participant will permanently forfeit such portion of the Award and no Shares will be issued to Participant pursuant to them.

7.Notices.  All notices delivered pursuant to this Award Agreement shall be in writing and shall be (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt, or (iv) sent by email to corpsecretary@Artivion.com. All notices or other communications shall be directed to the following addresses (or to such other addresses as such parties may designate by notice to the other parties):

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To the Company:	Artivion, Inc.
1655 Roberts Blvd., NW
Kennesaw, GA 30144
Attention: Corporate Secretary

To Participant:	The address set forth in the Notice of Grant.

8.Miscellaneous.  Failure by Participant or the Company at any time or times to require performance by the other of any provisions in the Award Agreement will not affect the right to enforce those provisions. Any waiver by Participant or the Company of any condition or of any breach of any term or provision in this Award Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Award Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Award Agreement shall be deemed to be amended automatically to exclude the offending provision. This Award Agreement may be executed in multiple copies and each executed copy shall be an original of this Award Agreement. This Award Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Award Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought, except where specifically provided to the contrary herein. This Award Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each section of this Award Agreement are for convenience only. This Award Agreement, together with the Plan, contains the entire agreement of the parties hereto, and no representation, inducement, promise, or agreement or other similar understanding between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein or in the Plan.

9.Section 409A.  This Award Agreement and the Award granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Award Agreement and the Award shall be administered, interpreted and construed in a manner consistent with such Code section. Should any provision of this Award Agreement or the Award be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Committee and without requiring Participant’s consent (notwithstanding any other provisions hereof), in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A of the Code. Each amount payable under this Award Agreement as a payment upon vesting is designated as a separate identified payment for purposes of Section 409A of the Code.

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